UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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SOTHEBY'S
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For Immediate Release

SOTHEBY’S ISSUES OPEN LETTER TO SHAREHOLDERS

NEW YORK, 30 April 2014 – Sotheby’s (NYSE: BID) today issued the following open letter to its shareholders in connection with the upcoming Annual Meeting of Shareholders, which will be held on 6 May 2014:

TIME IS SHORT – VOTE THE GREEN CARD TODAY

Dear Sotheby’s Shareholder:

With Sotheby's Annual Meeting on 6 May fast approaching, we are writing to ensure that you have the facts about the strength of your Board, Sotheby’s leadership team, and the strategy we are executing to drive shareholder value.

In connection with the litigation that Third Point has filed against the Company, Third Point has mischaracterized certain statements made by Sotheby’s directors as being supportive of Mr. Loeb.  On the contrary, these statements reinforce what we’ve said all along:

•
Your Board of Directors is composed of independent thinkers who are active and engaged in the direction of the Company.  Robust debate and self-reflection among directors is embraced by Sotheby's independent Board and is good governance.

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We are committed to building shareholder value and are taking action to deliver on this responsibility.  The growth we are achieving reinforces our confidence in these actions and our ability to create shareholder value now and into the future.

•	Our actions are part of a long-term approach begun well before any activism and consistent with our history of shareholder engagement.

In contrast, Dan Loeb’s disruptive actions at Sotheby’s, as disclosed in the Delaware Chancery Court this week, as well as his short tenure serving on other companies’ Boards, raise serious concerns about his true agenda and the impact he would have on Sotheby’s and shareholder value.

Time is short.  Your vote is important.  We encourage shareholders to vote FOR ALL of Sotheby’s director nominees TODAY by Internet or by phone using the instructions on the GREEN proxy card.   We urge you not to return any white proxy card sent to you by Third Point.

YOUR BOARD IS INDEPENDENT, ACTIVE AND ENGAGED.
WE ARE COMMITTED TO ENHANCING SHAREHOLDER VALUE AND ARE DELIVERING

Sotheby's Board of Directors is independent, active, engaged and focused on both the opportunities and the challenges facing your Company.  As can be expected at a company that encourages robust internal debate, these topics have been the subject of both individual discussions among directors as well as debate at Board meetings, at the full Board level and within committees.

It is unfortunate that Third Point is taking excerpts out of context from individual emails to attack the strong track record of Sotheby's Board and sound governance practices.  While colorful quotes may make headlines, the statements touted by Third Point demonstrate that Sotheby's independent directors engage in candid self-reflection and take constructive action to self-correct, a hallmark of good governance.  In the end, the Board is unified in the actions we are taking to capitalize on our opportunities and address our challenges – and these actions are delivering measurable results and value creation.

We are investing in growth: Under the direction of your Board and management team, Sotheby’s is investing in key initiatives that are driving growth now and for the long term.  For example, we are:
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Expanding Sotheby’s reach into new markets, including Asia.  Earlier this month, Sotheby’s reported auction results from its Spring sales in Asia that set new individual records and increased approximately 56% over the equivalent sales one year ago;

•	Driving significant growth across all segments of the art auction market, including Contemporary Art where sales have increased 528% increase over the last 10 years;
•	Dedicating significant management and specialist talent to Private Sales, which totaled $1.2 billion in 2013, up 30% from 2012 and 150% from 2009; and
•	Pursuing a robust digital strategy that has enabled Sotheby’s to realize significant business growth, extend its reach to new clients in more than 180 countries and set new auction records.

As we invest in growth, we are also controlling expenses:  We have identified $22 million of cost savings in 2014, the equivalent of approximately 10% of 2013 operating income – and we won’t stop there.  Further, the Company’s adjusted total expenses have increased only 0.5%* per year since 2007 despite our growth investments.  Sotheby’s remains focused on reducing costs and operating efficiently without compromising client service or important growth initiatives.  Shareholders should not trade a long-term strategy that is driving value now and into the future for expense cuts and the short-term boost to EPS those cuts might bring, as Mr. Loeb has suggested.

We are prudently allocating capital: Under Sotheby’s Capital Allocation and Financial Policy Plan, Sotheby’s has paid a $300 million special dividend and commenced a $150 million share repurchase program.  The plan contemplates potential incremental near-term capital return from the Company’s loan book and real estate initiatives, and establishes a financial framework for an annual return of excess capital and clear financial return hurdles for future investment decisions. In addition, on 15 April, we announced significant growth in our lending and specialty finance business facilitated by our capital allocation strategies, with a current portfolio balance of $564 million, a 19% increase from the $474 million balance at the end of 2013.

We are committed to sound corporate governance and to ensuring that Sotheby’s has the expertise necessary to continue its record of success:  Sotheby’s Board has a demonstrated record of open engagement with its shareholders, including Third Point.
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With the election of Sotheby’s recommended slate of candidates, Sotheby’s will have added five new independent directors in the past three years, including the Company’s Lead Independent Director, Domenico De Sole, fellow current directors Daniel Meyer and Marsha Simms, and new director candidates Jessica Bibliowicz and Kevin Conroy. Sotheby’s directors and nominees are extraordinarily talented, independent, and have the skills and expertise necessary to build on Sotheby’s success.

•	We engaged with shareholders and amended the Company’s executive compensation program to place more emphasis on long-term performance.
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With substantive feedback from shareholders, Sotheby’s also approved a number of enhancements to its corporate governance earlier this year, building on governance changes it had enacted in previous years.

Our actions are part of a long-term approach begun well before any activism and consistent with our focus on value creation.  Indeed, we have taken these actions and made these changes without the disruption of Mr. Loeb, and we will continue to act in the best interest of ALL Sotheby’s shareholders.

SOTHEBY’S CURRENT GROWTH REINFORCES OUR CONFIDENCE IN YOUR COMPANY’S STRATEGIC DIRECTION AND IN OUR ABILITY TO CREATE SHAREHOLDER VALUE NOW AND INTO THE FUTURE

In 2013, Sotheby’s was the fastest growing global art auctioneer, achieving numerous auction records, record consolidated sales of $6.3 billion, an 11% increase in total revenues to $853.7 million, and a 20% increase in net income to $130 million.

Building on the momentum created in 2013, Sotheby’s preliminary results for the first quarter of 2014 demonstrate that we are successfully executing our strategic plan.  We expect to report an increase in Net Auction Sales by 40%, an increase of 34% over the prior year in Impressionist, Modern and Contemporary Art sales, and an 81% improvement in pre-tax results over the prior year.

Sotheby’s sustained record of solid financial and operating performance has generated superior shareholder returns.  Sotheby’s stock price is trading well above historical averages and has outperformed all relevant indices over the one, five and ten year periods.

MR. LOEB HAS OFFERED NO STRATEGY TO CREATE VALUE, HAS MADE NO CASE THAT CHANGE IS WARRANTED, AND HIS ACTIONS AT SOTHEBY’S AND OTHER COMPANIES RAISE CONCERNS ABOUT HIS TRUE AGENDA AND THE IMPACT HE WOULD HAVE ON SHAREHOLDER VALUE

Mr. Loeb has provided shareholders with no strategy to create value.  Third Point has instead, in our view, focused on platitudes and the idea that Dan Loeb and his nominees should serve as directors simply by virtue of share ownership.  The suggestions that Third Point has made, such as those around fractional commissions, reflect a lack of understanding of Sotheby’s business and the competitive environment.

Mr. Loeb has engaged in a pattern of disruptive behavior that has negatively impacted Sotheby’s business.  For example, we have been informed that Mr. Loeb has asserted to Sotheby’s employees and business counterparties that he controls certain key company matters. Mr. Loeb’s inappropriate actions and statements have triggered concerns from clients, staff and business counterparties that are damaging to our relationships with these stakeholders.  That Mr. Loeb would jeopardize these relationships in an effort to advance his own agenda further underscores to us that his agenda is not in the best interest of ALL Sotheby’s shareholders.

We also have concerns as to whether Mr. Loeb would advance the long-term interests of ALL Sotheby’s shareholders given that his average tenure as a public company director has been between one and two years.

Mr. Loeb’s controversial departure from Yahoo! is a case in point.  At Yahoo!, Mr. Loeb and Harry Wilson (also one of his nominees for Sotheby’s) left the Board after only one year of service.  In connection with their departures from the Board, Mr. Loeb negotiated the $1.2 billion buyback of his shares in a plan that was likened by third-party commentators to greenmail and which raised concerns about conflicts of interest since, at the time of the transaction, Mr. Loeb held positions with both the buyer (Yahoo!) and the seller (Third Point) and Third Point benefited from financial terms not available to other Yahoo! shareholders.

PROTECT YOUR INVESTMENT – VOTE THE GREEN CARD

As you conclude deliberations on this important vote, we ask that you support all of Sotheby’s director nominees.  This Board and this management team are on a good path, a path that is open and responsive to shareholders, a path that is demonstrating real progress and growth, and a path that is designed to, and is in fact, delivering value.

Time is short.  It is important that you vote TODAY on the GREEN proxy card to protect your investment.

We thank you for your continued support of Sotheby’s.

Sincerely,

/s/	/s/
Bill Ruprecht Chairman, President and Chief Executive Officer	Domenico De Sole Lead Independent Director

If shareholders have any questions, require assistance with voting the GREEN proxy card, or need additional copies of the proxy materials, please contact the Company’s proxy solicitor listed below:

MORROW & CO., LLC 470 West Avenue Stamford, CT 06902 203-658-9400 or Call toll free at 1-800-279-6413

The preliminary financial information above for the three months ended March 31, 2014 has been prepared by management and consists entirely of forward-looking statements. This information is subject to change due to the completion of Sotheby’s normal quarterly closing procedures, including final accounting adjustments, and other developments that may arise until the financial statements for the period are finalized. (See statement on Forward Looking Statements.)

*The following is a reconciliation of total expenses to adjusted total expenses for 2013 and 2007:

	2013	2007
Total Expenses	$631,103	$641,940
Less:
Cost of Principal revenues	(307,307)	(49,161)
Impairment loss	-	(14,979)
Gain on sale of land and building	-	4,752
Total adjusted expenses	$600,796	$582,552
Increase in adjusted total expenses	$18,244
CAGR	0.5%

Forward-looking Statements
This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com
Joele Frank | 212 355 4449 | Steve Frankel / Barrett Golden / Jed Repko
Morrow & Co. LLC | 203 658 9400 | Joe Mills / Tom Ball